Exhibit 3.4

CERTIFICATE OF DESIGNATIONS

OF

11 GOOD ENERGY, INC.

SERIES A PREFERRED STOCK

THE UNDERSIGNED, the President of 11 Good Energy, Inc., a Delaware corporation (hereinafter called the “Corporation”), DOES HEREBY CERTIFY that the following resolution has been duly adopted by the Board of Directors of the Corporation on June 22, 2007:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation (the “Board of Directors”) by the provisions of Article 4 of the Certificate of Incorporation of the Corporation, the Board of Directors hereby creates and designates the initial series of preferred stock, par value $.0001 per share, of the Corporation and authorizes the issuance thereof, and hereby fixes the designation and amount thereof and the powers, preferences, and relative rights thereof as follows:

1.	Designation; Number of Shares.

The designation of said series of the Preferred Stock shall be “Series A Preferred Stock” (the “Series A Preferred Stock”). The number of shares of Series A Preferred Stock shall be limited to 11,000,000.

2.	Dividend Rights.
The holders of Series A Preferred Stock shall have no dividend rights.
3.	Liquidation Rights.

(a)   In the event of any liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary, the holders of Series A Preferred Stock shall be treated the same as Common Stock holders on a pari passu basis.

4.	Voting Rights.

General Voting Rights.    Except as set forth specifically below, the holder of each share of Series A Preferred Stock shall have the right to one vote equivalent to one share of Common Stock on the record date for the vote or consent of shareholders, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock. The holder of each share of Series A Preferred Stock shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting, as well as prior notice of all shareholder actions to be taken by legally available means in lieu of a meeting, in accordance with the bylaws of the Corporation, and shall be entitled to vote, together with holders of Common Stock and other voting capital stock of the Corporation, with respect to any question upon which holders of Common Stock have the right to vote, except those matters required by law, to be submitted to a class vote of the holders of Series A Preferred Stock.

5.	Conversion Rights

The holders of Series A Preferred Stock shall have no conversion rights into Common Stock.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be made under the seal of the Corporation and signed and attested by its duly authorized officers this 4th day of January, 2008.

11 GOOD ENERGY, INC.
By:
Name: Frederick C. Berndt
Title: President

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